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                                                                Exhibit 10.47

                       COLLABORATION AND LICENSE AGREEMENT

                                     between

                         GENOME THERAPEUTICS CORPORATION

                                       and

                             BIOMERIEUX INCORPORATED

                         dated as of September 30, 1999


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                       COLLABORATION AND LICENSE AGREEMENT

     THIS COLLABORATION AND LICENSE AGREEMENT (the "Agreement") is dated as of September 30, 1999 and is made by and among GENOME THERAPEUTICS CORPORATION, a Massachusetts corporation having its principal place of business at 100 Beaver Street, Waltham, Massachusetts 02453 U.S.A. ("GTC"), and BIOMERIEUX INCORPORATED, a corporation organized under the laws of the state of Missouri having its principal place of business at 595 Anglum Drive, Hazelwood, Missouri 63042-2395 U.S.A. (together with its Affiliates, "BMI"). GTC and BMI are sometimes referred to herein individually as a party and collectively as the parties.

                                 R E C I T A L S

     WHEREAS, GTC has compiled and is compiling a PathoGenome-TM- Database containing certain genomic sequence information and has compiled and is compiling additional pathogen genomic sequence information;

     WHEREAS, GTC has expertise in molecular biology, high-throughput sequencing microarrays and the development and utilization of the software tools necessary to assemble, annotate, process, search, manipulate and analyze the genomic sequence information it generates in its research programs (GTC's "bioinformatics" capability);

     WHEREAS, BMI is the leader in pathogen diagnostics and a pioneer in molecular diagnostics and is interested in obtaining access to GTC's pathogen sequence information and microarrays, high-throughput sequencing, bioinformatics capability and subtractive cloning techniques by entering into a collaboration with GTC to identify and validate targets for pathogens for the development, manufacture and sale of IN VITRO diagnostics; and

     WHEREAS, GTC is willing to grant BMI such access and enter into such a collaboration upon the terms and conditions set forth below;

     NOW THEREFORE, in consideration of the premises and of the covenants herein contained, the parties hereto mutually agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

For purposes of this Agreement, the terms defined in this Article 1 shall have the meanings specified below:

     1.1 "AFFILIATE" shall mean any corporation or other entity which directly or indirectly controls, is controlled by or is under common control with a party to this Agreement. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than forty-nine percent (49%) of the outstanding voting stock or other ownership interest of the other corporation or entity, or if it possesses,


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directly or indirectly, the power to manage, direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint forty-nine percent (49%) or more of the members of the governing body of the corporation or other entity. Any such other relationship as in fact results in actual control over the management, business and affairs of a corporation or other entity shall also be deemed to constitute control.

     1.2 "ANNUAL RESEARCH PROGRAM" shall have the meaning set forth in
Section 4.5.2 hereof.

     1.3 "BLOCKING INVENTION" shall have the meaning set forth in Section 3.2.3. hereof.

     1.4 "BMI FIELD" shall mean the field of IN VITRO pathogen diagnostics, including any human clinical and any industrial applications (e.g. food and cosmetics). It is understood that the BMI Field is included within the GTC PathoGenome-TM- Field.

     1.5 "BMI PRODUCT" shall mean any product used within the BMI Field which
(i) *...* or (ii) *...*. BMI Products shall include BMI Multi-Target Products as described in Section 6.5.3(i) hereunder.

     1.6 "BMI BLOCKBUSTER PRODUCT" shall mean any BMI Product which: (i) *...* and (ii) exceeds Net Sales of *...* United States dollars ($*...*) during the *...* year following the First Commercial Sale of such BMI Product. For the purpose of the present paragraph, year shall be deemed to mean the twelve (12) month period commencing on the first day of the calendar year quarter following the First Commercial Sale and every subsequent twelve (12) month period thereafter. For the sake of clarity, the two (2) conditions mentioned in the present paragraph are cumulative.

     1.7 "BMI TECHNOLOGY" shall mean and include all proprietary materials, procedures, processes, technical information, know-how, data, formulas, expertise and trade secrets discovered or developed solely by BMI prior to or during the course of, but outside of, the Research Collaboration and owned or controlled by BMI.

     1.8 "CONTRACT YEAR" shall mean each twelve (12) month period starting on
(i) the Effective Date in the case of the first Contract Year and (ii) the anniversary of the Effective Date for each subsequent Contract Year.

     1.9 "EFFECTIVE DATE" shall have the meaning set forth in Section 2.1.

     1.10 "FIRST COMMERCIAL SALE" of a GTC Product or BMI Product shall mean the first for profit sale of a GTC Product or BMI Product.

     1.11 "GTC DNA SEQUENCE PATENT RIGHTS" shall mean (a) the United States and/or foreign patent applications filed covering the DNA sequences in the GTC PathoGenome-TM- Database or other proprietary DNA sequences of GTC (including components thereof) excluding, for the sake of clarity, the sequences contained in the Research Collaboration Database, (b) any United States patents and/or foreign patents issuing from such patent



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applications and (c) any continuations, continuations-in-part directed to subject matter specifically described in such patent applications, divisionals, patents of addition, renewals, registrations, confirmations, reexaminations, reissues, extensions or provisional applications of any of the foregoing.

     1.12 "GTC PATHOGENOME-TM- FIELD" shall mean the development, use, manufacture, marketing, importing or sale of products consisting of or incorporating a gene, a partial gene or a fragment thereof, or a protein (or protein fragment) encoded thereby, identified or characterized, in whole or in part, utilizing GTC PathoGenome-TM- Proprietary Information, including, without limitation, gene therapy, vaccine, antisense, and diagnostic products containing such gene or protein or portions thereof, but *...*.

     1.13 "GTC PATHOGENOME-TM- PROPRIETARY INFORMATION" shall mean any sequence information, annotations and other information contained in the GTC PathoGenome-TM- Database which was not, prior to the commencement of any BMI Product development utilizing such information: (i) developed independently by BMI or otherwise lawfully available to BMI (which BMI can demonstrate by written evidence) or (ii) in the public domain.

     1.14 "GTC TECHNOLOGY" shall mean and include all proprietary materials (excluding GTC Products developed by GTC), procedures, processes, technical information, know-how, data, formulae, expertise and trade secrets discovered or developed solely by GTC prior to or during the course of, but outside of, the Research Collaboration and owned or controlled by GTC, excluding, however, the Research Collaboration Database, the Research Collaboration Software and GTC's sequencing and microarray technology and the procedures, processes, technical information, know-how, data, formulae, expertise and trade secrets related thereto.

     1.15 "GTC PATHOGENOME-TM- DATABASE" shall mean the database currently known as the GTC PathoGenome-TM- Database, as may be updated from time to time, consisting of genome sequence, annotations and associated information relating to microbial, fungal or other organisms, which information may consist of either information developed by GTC or information in the public domain, as more fully described in EXHIBIT B hereto.

     1.16 "GTC PATHOGENOME-TM- DATABASE SOFTWARE" shall mean software and components thereof and any associated documentation, whether existing on the date of this Agreement or developed by GTC during the Research Collaboration, which is owned or controlled by, or licensed (with the right to sublicense) to GTC, and which is necessary or useful to pursue searches in the GTC PathoGenome-TM- Database and/or to interpret, manipulate or analyze the data contained in the GTC PathoGenome-TM- Database. GTC PathoGenome-TM- Database Software shall not include any Third Party software that BMI has independently of GTC licensed from a Third Party.

     1.17 "GTC PRODUCT" shall mean any product, other than a BMI Product, that contains a component whose discovery or development was made by any direct or indirect use of the Results.

     1.18 "LICENSED SOFTWARE" shall mean the Research Collaboration Software and the GTC PathoGenome-TM- Database Software.


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     1.19 "MATERIAL DEFAULT" shall have the meaning set forth in Section 11.2.1 hereof.

     1.20 "NET SALES" shall mean, with respect to BMI and its sublicensees, the gross invoice price of BMI Products billed by BMI and its sublicensees to Third Party customers less the following included in the invoiced price:

                (a) *...* per cent of the invoiced price as an average reasonable factor for all deductible costs attributable to such sales. These deductible costs include, but are not limited to: customs and cash discounts, trade discounts or quantity discounts; allowances or credits to customers on account of settlement of complaints; returns or retroactive price reductions, freight costs, insurance, excise taxes, and duties imposed upon the BMI Products.

                (b) any sales taxes (e.g. VAT) appearing on the Third Party customer's invoice.

                (c) an amount equal to an increase in the gross selling price of the BMI Products to cover the costs *...*. GTC may, at its discretion, appoint an independent certified public accountant to carry out an audit at BMI *...*.

     GTC and BMI will determine a mutually agreeable method of calculation so that a fair and reasonable portion of the aggregate purchase price is allocated to the BMI Product(s) included in either of the following transactions:

                (a) a sale by BMI or its permitted sublicensees of BMI Products pursuant to an agreement with an independent customer specifying, for a combination of products, a single price where other terms of purchase do not separately identify either a price per product or any given deductions per product; or

                (b) a sale by BMI or its permitted sublicensees of BMI Products pursuant to an agreement with an independent customer specifying, for a combination of products, a unit price that is discounted below BMI's or its permitted sublicensee's standard invoice price per unit of the BMI Product by at least *...* percentage points more than the amount that any other product or service included in the arrangement is discounted below such other product's standard invoice price.

     "Net Sales" shall mean, with respect to GTC, its Affiliates and sublicensees, the gross invoice price of GTC Products billed by GTC, its Affiliates and sublicensees to Third Party customers less the following included in the invoiced price:

                (a) *...* per cent of the invoiced price as an average reasonable factor for all deductible costs attributable to such sales. These deductible costs include, but are not limited to: customs and cash discounts, trade discounts or quantity discounts; allowances or credits to customers on account of settlement of complaints; returns or retroactive price reductions, freight costs, insurance, excise taxes, and duties imposed upon the GTC Products.



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                (b) any sales taxes (e.g. VAT) appearing on the Third Party customer's invoice.

     1.21 "PAYMENT DEFAULT" shall have the meaning set forth in Section 11.2.2 hereof.

     1.22 "RESEARCH COLLABORATION" shall mean the work described in the various Research Programs to be agreed upon by the Management Committee, as set forth in Section 4.5.1, the aim of which is to carry out computational and genetic analyses, sequencing and other laboratory work in relation to Targets selected by BMI with a view to developing BMI Products.

     1.23 "RESEARCH COLLABORATION DATABASE" shall mean the sequence database containing all sequence information developed pursuant to the Research Collaboration, such sequence information arising out of the use of either or both, information in the GTC PathoGenome-TM- Database and information not included in the GTC PathoGenome-TM- Database plus any and all electronic and hard copy data related thereto.

     1.24 "RESEARCH COLLABORATION SOFTWARE" shall mean software and components thereof, and any associated documentation, whether existing on the date of this Agreement or developed by GTC during the Research Collaboration, which is owned or controlled by, or licensed (with the right to sublicense) to, GTC and which is necessary or useful to pursue searches in the Research Collaboration Database and/or to interpret or analyze the data contained in the Research Collaboration Database, excluding, however, any software used in the creation of, as opposed to providing access to and interpretation or analysis of, the Research Collaboration Database.

     1.25 "RESULTS" shall mean the Research Collaboration Database and the DNA sequence information contained therein and all other scientific results, patented or not, arising directly or indirectly from the activities of the parties under the Research Collaboration.

     1.26 "RESULTS PATENT RIGHTS" shall mean (a) the United States and/or foreign patent applications filed covering Results, (b) any United States patents and/or foreign patents issuing from such patent applications and (c) any continuations, continuations-in-part directed to subject matter specifically described in such patent applications, divisionals, patents of addition, renewals, registrations, confirmations, reexaminations, reissues, extensions or provisional applications of any of the foregoing.

     1.27 "TARGET" shall mean any specific DNA sequence developed as a diagnostic target under the Research Collaboration with a view to its use in the development of a BMI Product.

     1.28 "TERRITORY" shall mean the world.

     1.29 "THIRD PARTY" shall mean any entity other than GTC or BMI and their respective Affiliates.


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     1.30 "VALID CLAIM" shall mean a claim of a patent application or a patent which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, and which is not subject to appeal.

                                    ARTICLE 2

                    SCOPE AND STRUCTURE OF THE COLLABORATION

     2.1 GENERAL; EFFECTIVENESS AND EFFECTIVE DATE. GTC and BMI wish to establish a Research Collaboration as described herein. The Research Collaboration shall commence on the earlier of (i) the adoption of the first Research Program pursuant to Section 4.5.1 or (ii) *...* days after the date hereof (the "Effective Date"). GTC and BMI will each countersign a notice identifying the Effective Date promptly after the Effective Date is determined pursuant to the preceding sentence. During the course of the Research Collaboration, GTC and BMI shall communicate regularly and shall assume different rights and responsibilities for the development of BMI Products, all as more specifically described below. During the course of the Research Collaboration, BMI shall be the exclusive partner of GTC in the BMI Field subject to Section 2.2.

     2.2 ACKNOWLEDGEMENT OF OTHER COLLABORATIONS. BMI acknowledges that GTC is currently engaged in certain research collaborations with Third Parties and intends to enter into additional research collaborations in the future. GTC agrees that, during the term of the Research Collaboration, it will not enter into any collaboration with any Third Party related to the discovery or development of products in the BMI Field without the prior written approval of BMI, which approval shall be given at its sole discretion, or except as otherwise contemplated by this Agreement.*...*.

     2.3 SUBSCRIPTION TO THE GTC PATHOGENOME-TM- DATABASE. BMI acknowledges that GTC has compiled and is compiling a GTC PathoGenome-TM- Database containing certain genomic sequence information and that GTC has granted and will continue to grant non-exclusive rights of access to subscribers to the GTC PathoGenome-TM- Database pursuant to PathoGenome-TM- license agreements. BMI agrees that, as a part of this Agreement, it will become a subscriber to the GTC PathoGenome-TM- Database.

     2.4 RIGHT OF FIRST NEGOTIATION. In the event that GTC wishes to conduct research internally, is approached by a Third Party to conduct research or itself approaches a Third Party to conduct research, the primary focus of which is *...* (the "Additional Research"), GTC recognizes that BMI may have an interest in such Additional Research and shall therefore use its best efforts to negotiate with the Third Party for the benefit of BMI, exclusive rights to use the results of the Additional Research*...*, provided that, GTC shall not be required by this sentence to use efforts in such negotiations to the extent that such efforts would impair or hinder GTC's negotiations with such Third Party. Presuming GTC is successful in its negotiations with such Third Party, BMI shall have *...* days from receipt of written notice from GTC describing the scope of the Additional Research to exercise an option (the "Option") on the exclusive rights to use the results of the Additional Research *...*. In the event that BMI exercises the Option pursuant to the preceding sentence, then BMI and GTC shall negotiate in good faith for a period of not more than *...* days the conditions of access to the exclusive rights to use the results of


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the Additional Research within the BMI Field for the Territory. If, at the end of such *...* day period, BMI and GTC have not reached agreement on the terms of such exclusive rights, then GTC shall thereafter be free to conduct such internal research or enter into an agreement with a Third Party regarding the use of the results of the Additional Research *...*.

                                    ARTICLE 3

                        LICENSE GRANTS; MARKETING RIGHTS

     3.1 GRANT OF RIGHTS BY GTC TO BMI.

         3.1.1 EXCLUSIVE GRANT FOR GTC DNA SEQUENCE PATENT RIGHTS AND GTC PATHOGENOME-TM- DATABASE. Subject to the terms of this Agreement, GTC hereby grants to BMI the exclusive, worldwide right and license under the GTC DNA Sequence Patent Rights and, for the period of the Research Collaboration, as may be extended pursuant to the terms hereof, exclusive access (except as described in Section 2.2), without the right to permit Third Parties any right of access, to the GTC PathoGenome-TM- Database to research, develop, use, manufacture, have manufactured, market, promote, import, export, sell and have sold BMI Products. The rights granted to BMI in this Subsection 3.1.1. with respect to the GTC DNA Sequence Patent Rights shall survive the termination or expiration of the Research Collaboration and continue for the entire term of this Agreement.

         3.1.2. COPIES OF GTC PATHOGENOME-TM- DATABASE AND RESEARCH COLLABORATION DATABASE. BMI may make copies of the GTC PathoGenome-TM- Database and both parties may make copies of the Research Collaboration Database only to the extent reasonably necessary to exercise their respective rights under this Agreement, and both parties agree that all such copies will be treated as Information, as defined in Section 8.1, and further agree to establish, and to cause their Affiliates to establish, reasonable security measures to prevent copies of the GTC PathoGenome-TM- Database or the Research Collaboration Database from being made available to Third Parties.

         3.1.3. LICENSING AND SUB-LICENSING. Without limiting the generality of Article 7.1, and for the sake of clarity, BMI may grant sublicenses and licenses, respectively, to the GTC PathoGenome-TM- Database and Research Collaboration Database to any Third Party only for the purpose of developing, manufacturing, marketing and selling BMI Products.

         3.1.4 NON-EXCLUSIVE GRANT FOR GTC TECHNOLOGY AND LICENSED SOFTWARE. Subject to the terms of this Agreement, GTC hereby grants to BMI (i) the non-exclusive right and license to use the GTC Technology to research, develop, use, manufacture, have manufactured, market, promote, import, export, sell and have sold BMI Products and (ii) the non-exclusive right and license to use the Licensed Software for the purpose of obtaining access to, pursuing searches in, and/or interpreting or analyzing the data contained in the Research Collaboration Database, the GTC PathoGenome-TM- Database and other genomic databases which may be or become available to BMI. The rights granted to BMI in this Subsection 3.1.4 shall, subject to provisions of Article 11 hereof, survive the termination of the Research Collaboration, but only to the extent and for so long as is necessary to continue the development, marketing, promotion, import, export and sale of any BMI Product for which the development commenced


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prior to the expiration or termination of the Research Collaboration. BMI's use of the Licensed Software shall be subject to the following conditions:

                (a) To the extent that the Licensed Software incorporates or requires the use of software licensed by GTC from a Third Party as described in EXHIBIT C, which may be amended by GTC from time to time, BMI shall be responsible for obtaining any necessary license and paying all fees and charges associated with BMI's use of any such software;

                (b) BMI agrees to use the Licensed Software only for the internal purposes of BMI in accordance with the terms and conditions of this Agreement and not to use the Licensed Software for processing data for Third Parties or to make the Licensed Software available to Third Parties;

                (c) BMI agrees to make copies of the Licensed Software only to the extent reasonably necessary for the exercise of its rights hereunder, and that all such copies will be treated as confidential Information of GTC and further agrees to establish reasonable security measures to prevent copies of the Licensed Software from being made available to Third Parties;

                (d) BMI agrees that it will not attempt to reverse engineer, reverse compile or otherwise obtain access to the source code of the Licensed Software without the prior written approval of GTC, which approval shall be given at its sole discretion;

                (e) BMI may install the Licensed Software in multiple sites in accordance with Section 4.1.3(b) hereof, but BMI shall only be entitled to receive support services from GTC at one single facility of BMI, as set forth in Section 4.1.3(c) hereof; and

                (f) BMI may itself, or through the services of a Third Party, adapt or modify the Licensed Software (a "Modification"), PROVIDED THAT, BMI shall cause any such Third Party to be bound by obligations of confidentiality no less protective than the provisions hereof, and any Modification may only be used and kept in confidence in the same manner as, and shall be subject to the same terms and conditions as apply to, the Licensed Software licensed to BMI hereunder. GTC shall have no obligation to support any such Modification. GTC shall have no ownership interest in, nor any rights to license, use or disclose, any such Modification developed by or for BMI, all of which shall be owned by BMI. BMI shall not acquire by reason of this Subsection (f) ownership of the Licensed Software or the GTC PathoGenome-TM- Database or any portions thereof, or any rights to use or disclose either of the foregoing other than as expressly set forth in this Agreement.

         3.1.5 SUBLICENSE OF RIGHTS LICENSED FROM OTHER SUBSCRIBERS TO THE GTC PATHOGENOME-TM- DATABASE. Subject to the terms of this Agreement, GTC hereby grants to BMI the exclusive right and license under its interest in all inventions and under any patents covering such inventions in the BMI Field which are licensed to GTC by any Third Party having access to



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the GTC PathoGenome-TM- Database under terms in any license relating to the GTC
PathoGenome-TM- Database substantially similar to those set forth in
Section 3.2.3 hereof.

     3.2 GRANT OF RIGHTS BY BMI TO GTC.

         3.2.1 GRANT OF RIGHTS TO BMI TECHNOLOGY. Subject to the terms of this Agreement, BMI hereby grants to GTC the *...* right and license to use the BMI Technology *...*.

         3.2.2 GRANT OF RIGHTS TO RESULTS. BMI hereby grants to GTC the *...* right and license to use the Results and the Results Patent Rights to research, develop, have developed, use, manufacture, promote, have promoted, import, have imported, export, have exported, sell and have sold GTC Products *...*. The rights granted pursuant to this Section shall include the right of GTC to grant sublicenses subject to BMI's prior consent, which consent shall not be unreasonably withheld.

         3.2.3 NON-EXCLUSIVE LICENSE TO INVENTIONS OUTSIDE OF THE GTC PATHOGENOME-TM- FIELD. GTC and BMI acknowledge that BMI may through use of the GTC PathoGenome-TM- Database or the GTC PathoGenome-TM- Database Software make inventions or be assigned joint inventions outside of the GTC PathoGenome-TM-Field which block GTC, its Affiliates, sublicensees or Third Party subscribers from using the GTC PathoGenome-TM- Database or the GTC PathoGenome-TM- Database Software to the extent of the rights granted to other subscribers of the GTC PathoGenome-TM- Database ("Blocking Inventions"). In order to prevent this occurrence, BMI hereby grants GTC an irrevocable, non-exclusive, royalty-free right and license outside of the GTC PathoGenome-TM- Field, with the right to grant sublicenses under BMI's rights to Blocking Inventions and any patents arising from patent applications filed on Blocking Inventions which are required, and only to the extent required, to enable GTC, its Affiliates and Third Party subscribers, to use the GTC PathoGenome-TM- Database and GTC PathoGenome-TM- Database Software to research, develop and use products other than BMI Products, including without limitation the right to develop and use drug screening assays.

     3.3 RESERVATION OF RIGHTS. In conformity with the rights granted to BMI under this Article 3, GTC at all times reserves its rights to the *...* and the right to use the same to research, develop, use, manufacture, have manufactured, and sell *...* including the right to grant licenses with respect to any such intellectual property rights for such purposes.

     3.4 NO GRANT OF OTHER TECHNOLOGY OR PATENT RIGHTS. Except as otherwise expressly provided in this Agreement, under no circumstances shall a party hereto, as a result of this Agreement, obtain any ownership interest in or other right to any technology, know-how, patents, patent applications, genomic sequence data, products, or biological materials of the other party, including items owned, controlled or developed by the other party, or transferred by the other party to said party, at any time pursuant to this Agreement. Any technology or know-how derived, developed or acquired by either party independent of the Research Collaboration Database and/or the Research Collaboration shall be the property of such party.



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                                    ARTICLE 4

                      CONDUCT OF THE RESEARCH COLLABORATION

     4.1 OBLIGATION OF THE PARTIES.

         4.1.1 DILIGENT RESEARCH EFFORTS. During the Research Collaboration and thereafter, each of the parties agrees to use its respective diligent efforts to perform its obligations under the Research Programs, each Annual Research Program and this Agreement in a timely manner.

         4.1.2 DELIVERY OF RESEARCH COLLABORATION DATABASE AND COLLABORATION INFORMATION. During the term of the Research Collaboration, GTC will deliver to BMI electronic and, upon mutual agreement of BMI and GTC, hard copies, of the information contained in the Research Collaboration Database, as well as an outline of the methodologies and procedures used to obtain data and to perform sequence analysis, periodically as such information is developed pursuant to the Research Collaboration.

         4.1.3 DELIVERY, INSTALLATION AND USE OF THE GTC PATHOGENOME-TM-
               DATABASE.

              (a) DELIVERY AND INSTALLATION OF THE GTC PATHOGENOME-TM- DATABASE. *...*, GTC shalldeliver to BMI electronic copies of the GTC PathoGenome-TM-Database and associated GTC PathoGenome-TM- Database Software, in its most current version as of the installation date. BMI must acquire at its own expense the hardware and Third Party software identified in EXHIBIT C hereto required in order to install and utilize the GTC PathoGenome-TM- Database information provided in electronic format. GTC will work with BMI to install the GTC PathoGenome-TM- Database and GTC PathoGenome-TM- Database Software *...*. During the Research Collaboration, BMI shall have the *...* the GTC PathoGenome-TM- Database is installed. However, BMI will pay GTC all costs incurred by GTC associated with changing the installation site. Each party shall notify the other party of the name of a Scientific Project Coordinator to receive all scientific communications hereunder. In addition, each party shall notify the other party of the name of an appropriately qualified System Support Specialist to establish hardware requirements, facilitate software exchange, and maintain communication links.

              (b) ELECTRONIC TRANSMISSION OF SCIENTIFIC DATA AMONG MULTIPLE SITES. BMI shall be entitled to install, maintain and transmit during the Research Collaboration electronic copies of the GTC PathoGenome-TM- Database or portions thereof, including the resident data and any updates thereto, on computers maintained by BMI *...* PROVIDED, HOWEVER, that prior to any such installation BMI shall inform GTC *...* and BMI shall agree to use security measures no less rigorous than the security measures BMI uses to protect its own confidential information from unauthorized access by Third Parties.

              (c) TRAINING, ERROR CORRECTION AND SUPPORT SERVICES. During the Research Collaboration, GTC will provide the training, support and error correction services for the GTC PathoGenome-TM- Database described in Sections IB, II and III of EXHIBIT D hereto. Such services shall be available to BMI at a single facility, notwithstanding any installation or



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transmission of the GTC PathoGenome-TM- Database by BMI to multiple facilities as permitted by Section 4.1.3(b).

              (d) MAINTENANCE OF THE GTC PATHOGENOME-TM- DATABASE. GTC will provide BMI, in accordance with Section IV of EXHIBIT D, with updates of the GTC PathoGenome-TM- Database, including annotations, as additional GTC Proprietary PathoGenome-TM- Information and public domain data are included in the GTC PathoGenome-TM- Database, and will use reasonable efforts to provide such updates at least quarterly. As provided in Section V of EXHIBIT D, new releases of the GTC PathoGenome-TM- Database Software will be furnished to BMI during the Research Collaboration.

              (e) CORRECTIONS TO THE GTC PATHOGENOME-TM- DATABASE. If BMI identifies or discovers an error in the primary sequence information contained in the GTC PathoGenome-TM- Database, then BMI shall communicate such error within a reasonable time (not to exceed ninety (90) days) thereafter. Upon disclosure by BMI of such error to GTC, GTC shall be entitled to include such information in subsequent updates to the GTC PathoGenome-TM- Database distributed by GTC for use by such subscribers in accordance with the terms of their GTC PathoGenome-TM- Database license agreement.

              (f) DELIVERY OF OTHER MATERIALS. In the event that BMI wishes to obtain from GTC, in connection with sequence information contained in the GTC PathoGenome-TM- Database that was generated by GTC, a microbial organism used to produce the genomic sequence information in the GTC PathoGenome-TM- Database, BMI shall so notify GTC. Promptly upon receipt of any such notice, GTC shall provide BMI with the microbial organism specified in such notice or a written explanation of why it is not available. Within thirty (30) business days of receipt of such microbial organism, BMI shall pay to GTC *...* United States dollars *...* for each organism plus shipping costs. At such time that BMI makes its first request under this Section 4.1.3(f), BMI and GTC will execute the Material Transfer Agreement shown in EXHIBIT E.

     4.2 ACCESS TO DATA AND INFORMATION EXCHANGE. BMI will have direct access to raw sequence data that form part of the Research Collaboration Database and to other work resulting from the Research Collaboration including, but not limited to, clones containing genes, DNA sequences or components thereof described in the Research Collaboration Database, targeted sequencing data, comparative sequence data and molecular genetic methodologies and technologies.

     4.3 TERM OF RESEARCH COLLABORATION; LEVEL OF EFFORTS BY GTC AND BMI EMPLOYEES. The Research Collaboration shall continue for a minimum term of *...*and may be extended upon mutual agreement of the parties, for up to *...*. During each Contract Year, GTC will provide the number of full time employee
(FTE) equivalents, consisting of highly skilled scientists or highly trained personnel, as is set forth in the Annual Research Program approved for such Contract Year by the Management Committee. Any reference above to a number of FTEs for a period of less than a full Contract Year shall mean a level of effort
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     4.4 AVAILABILITY OF EMPLOYEES; BMI RESEARCH EMPLOYEE. GTC agrees to make its employees reasonably available at their places of employment to consult with BMI on issues arising during the Research Collaboration. During all or any part of the term of the Research Collaboration (as such may be extended pursuant to the terms hereof), BMI may, at its own expense, send one (1) of its employees (the "BMI Research Employee") to work at GTC's facility to act as a contact person to help ensure the smooth flow of information between GTC and BMI. BMI acknowledges that the BMI Research Employee shall only have access to information directly relating to the Research Collaboration. As a condition to working at GTC's facility, the BMI Research Employee shall execute any confidentiality agreement requested by GTC and shall comply with any restrictions imposed by GTC regarding access within GTC's facility. Any failure by the BMI Research Employee to comply with the provisions of any such confidentiality agreement or any such restrictions shall constitute sufficient cause for GTC to immediately have the BMI Research Employee removed from the GTC facility.

     4.5 MANAGEMENT AND JOINT RESEARCH COMMITTEES.

         4.5.1 RESEARCH PROGRAMS. Within *...* days after the date of this Agreement, a joint committee (the "Management Committee") shall be appointed and shall agree upon the individual research programs which shall describe the work to be undertaken in relation to any Target selected by BMI for study under the Research Collaboration (each a "Research Program"). Possible Research Program subjects are described in EXHIBIT A attached hereto. Each Research Program shall establish:

                              (i) the technical specifications and research objectives (the "Research Goals");

                              (ii)  the provisional budget (the "Research
                                    Budget");

                              (iii) the experimental procedures, work plan
                                    activities and time schedules with respect to the Research Program (the "Research Plan"); and

                              (iv) the responsibilities of each party with respect to the work to be performed, including the number of FTEs to be provided by GTC.

         The Research Programs may be revised and updated from time to time as agreed upon by the Management Committee.

         4.5.2 ANNUAL RESEARCH PROGRAMS. Within *...* days after the date of this Agreement, the Management Committee shall agree upon the Annual Research Program for the remainder of the first Contract Year. Thereafter, before the beginning of each following Contract Year, the parties shall submit to the Management Committee a written proposed Annual Research Program consisting of each Research Program that is continuing beyond the prior Contract Year and new proposed Research Programs, if any, for the following Contract Year. The Management Committee shall review each such proposal as soon as practicable and shall


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approve no later than one month prior to the new Contract Year the final Annual
Research Program, including the Research Goals and Research Budget, for the new Contract Year.

         4.5.3 PERIODIC REVIEWS. The Management Committee shall review the Research Programs on an ongoing basis and may make changes to the Annual Research Program then in effect; PROVIDED, HOWEVER, the Annual Research Program then in effect shall not be modified except as agreed in writing by the Management Committee.

         4.5.4 RESEARCH PLAN. The oversight of each Research Plan shall be managed by a joint committee (the "Joint Research Committee"). The Joint Research Committee shall be responsible for overseeing the direction of the experimental procedures, time schedules and work plan activities of the parties in carrying out each Research Plan and for the flow of information between the parties during the Research Collaboration. The Joint Research Committee may revise a Research Plan that has been approved by the Management Committee as part of a Research Program; provided that, any such revision is consistent with the Research Goals and Research Budget set forth in the applicable Research Program.

         4.5.5 MEMBERSHIP OF MANAGEMENT COMMITTEE AND JOINT RESEARCH COMMITTEE. Each of the Management Committee and Joint Research Committee shall be comprised of three (3) representatives from each of BMI and GTC, with each party's members to be selected by that party. GTC and BMI may replace one or more of its representatives on the Management Committee or Joint Research Committee at any time upon written notice to the other party. Unless the parties otherwise agree, *...*. From time to time the Management Committee or Joint Research Committee may establish subcommittees to oversee particular projects or activities, and such subcommittees will be constituted as the Management Committee or Joint Research Committee, as applicable, shall agree.

         4.5.6 MANAGEMENT COMMITTEE AND JOINT RESEARCH COMMITTEE MEETINGS. The Management Committee and Joint Research Committee shall meet
*...*, respectively, at regular intervals during the term of the Research Collaboration, or more often as agreed upon by both parties, at such locations as the parties may agree upon. Regularly scheduled meetings or special meetings of the Management Committee and Joint Research Committee may be in such form (e.g. in person, by telephone or by video conference) as the members of the applicable Committee shall agree. At such meetings, the Management Committee and Joint Research Committee shall take such actions as may be specified under this Agreement or as the parties may deem appropriate. With the consent of both parties, other representatives of GTC or BMI or their respective Affiliates may attend the meetings of the Management Committee and Joint Research Committee as nonvoting observers. Each party shall be responsible for all expenses of its representatives on the Management Committee and Joint Research Committee. Each of the Management Committee and Joint Research Committee shall keep accurate minutes of its deliberations which shall record all proposed decisions and all actions recommended or taken and which shall be countersigned by one representative of each party. All records of the Management Committee and Joint Research Committee shall be available to both parties.

         4.5.7 DECISION MAKING. Any approval, determination or other action agreed to by a majority of the members of the Management Committee or Joint Research Committee or their respective designees present at the relevant Management Committee or Joint Research


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Committee meeting shall be the approval, determination or other action of the entire Management Committee or Joint Research Committee, PROVIDED THAT, *...*. For the purposes of voting within the Joint Research Committee, *...*. In the event any member of either party is unable to attend the relevant Committee meetings, he/she may authorize one of the other members of the relevant Committee who shall be present to cast his/her vote(s) on his/her behalf.

         4.5.8 REPORTING ON RESEARCH PROGRAMS. GTC shall provide the Joint Research Committee every quarter with a written report (the "Quarterly Report") containing an assessment of the work under progress in relation to each Research Program, highlighting any possible problems or change of directions which seem necessary. At the end of each Contract Year, instead of a Quarterly Report, GTC shall submit to the Joint Research Committee a final report (the "Yearly Report") which shall summarize the work carried out during the entire Contract Year and shall report on progress made in relation to the work planned, as described in the Research Plans.

     4.6 JOINT PATENT COMMITTEE. A joint committee comprised of one (1) named representative of each party plus a chair from BMI (the "Joint Patent Committee") shall be appointed and shall meet or have written contacts as and when needed. A party may change its representative to the Joint Patent Committee at any time and likewise BMI may change its appointed chair. In any instance in which GTC informs BMI in writing that it reasonably objects to the filing of any patent application by BMI because it believes in good faith that the filing of such patent application would compromise its own patent position, the filing of such application shall be subject to the prior written approval of the two ordinary representatives of the Joint Patent Committee, who shall promptly consult with each other in person, by telephone or otherwise meet to address such objection. In the event that they are unable to reach a consensus within five (5) business days of their first contact, the chair will use his/her casting vote to settle the issue.

                                    ARTICLE 5

                     DEVELOPMENT AND MARKETING DUE DILIGENCE

     5.1 DILIGENT DEVELOPMENT EFFORTS. BMI agrees, at its own expense, to use diligent efforts to develop and commercialize, either directly or through its permitted sublicensees, the BMI Products based on the Targets selected by it. Such diligent efforts shall be comparable to those efforts used by BMI for other BMI products with comparable commercial potential, value and development status. *...* BMI or its permitted sublicensees may, but shall have no obligation under this Agreement to, develop and commercialize more than one *...*at any one time during the term of this Agreement.

     5.2 DILIGENT MARKETING AND DISTRIBUTION EFFORTS. BMI shall have the exclusive worldwide right to market and distribute the BMI Products. Upon receipt of approvals for commercial sale and pricing or pricing reimbursement, if applicable, of a BMI Product in any country, BMI agrees, at its own expense, to use diligent efforts to launch, promote, market and sell such BMI Product in the Territory. Such efforts shall be comparable to those efforts used by BMI to promote its own products of similar commercial potential, value and development status.


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     5.3 REPORTS. Annually after the expiration or termination of the Research
Collaboration and until the termination or expiration of this Agreement, BMI shall, within thirty (30) days of receipt of a written request, which request shall not be made more than once per calendar year, provide GTC with a reasonably detailed report which shall describe BMI's progress with respect to its development, commercialization and marketing efforts under this Agreement.

                                    ARTICLE 6

                                    PAYMENTS

     6.1 GTC TECHNOLOGY ACCESS AND GTC PATHOGENOME-TM- DATABASE SUBSCRIPTION FEE. In consideration of GTC providing to BMI access to certain technology and the GTC PathoGenome-TM- Database as provided in this Agreement, BMI shall pay to GTC, *...*. This payment shall include the costs of delivery and installation of the GTC PathoGenome-TM- Database except for those costs which are specifically mentioned under Section 4.1.3(a) as being payable by BMI.

     6.2 GTC PATHOGENOME-TM- DATABASE MAINTENANCE FEES. BMI shall pay to GTC, as a maintenance fee for the GTC PathoGenome-TM- Database, *...* United States dollars (*...*) for each Contract Year during the Research Collaboration, commencing with the second Contract Year. All such payments shall be due in full in advance of the applicable Contract Year, with the first such payment due on the first anniversary hereof as payment for the second Contract Year.

     6.3 MILESTONE PAYMENTS. BMI shall promptly notify GTC in writing upon achievement of the milestones set forth on EXHIBIT F hereto, and payments shall be made within *...* days of receipt by BMI of the corresponding invoice issued by GTC. *...* percent (*...*) of all milestone payments made by BMI hereunder shall be credited against royalties which may become payable to GTC in connection with Net Sales of BMI Products pursuant to Section 6.5 hereof, provided that such credit shall not result in a reduction of the royalties due to GTC during any quarter of more than *...* percent (*...*) of the royalties that would otherwise be payable to GTC.

     6.4 RESEARCH FUNDING.

         6.4.1 FUNDING DURING THE RESEARCH COLLABORATION TERM. Commencing with the first Contract Year and continuing for each Contract Year thereafter, during the term of the Research Collaboration (as such may be extended pursuant to the terms hereof), BMI shall pay to GTC funding for the sponsored research outlined in the Annual Research Program in an amount equal to a minimum of *...* United States dollars (*...*) per Contract Year (regardless of the Annual Research Program needs), which minimum amount shall be increased by an amount equal to the FTE Rate (as defined below) multiplied by the number of GTC FTEs required in excess of *...* FTEs in a Contract Year (such threshold number of FTE's to be appropriately adjusted in each Contract Year after the first Contract Year as a result of adjustments to the FTE Rate as described below) to carry out all activities of the Research Programs that have been approved by the Management Committee for such Contract Year. Such amounts shall be payable in advance in four (4) equal quarterly payments for each Contract Year with the first



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quarterly payment of *...* United States dollars (*...*) (as may be adjusted pursuant to the preceding sentence) due within five (5) business days after the Effective Date. The last quarterly payment shall be made upon approval of a majority of the votes entitled to be cast by the members of the Joint Research Committee of the Yearly Report which must be submitted to the Joint Research Committee in accordance with Section 4.5.8 above. As used herein, "FTE Rate" shall mean the following:

         FTE Rate = *...* x (1 + CPI)

         Where

         CPI = a fraction, the numerator of which shall be the difference between the Consumer Price Index (CPI-U; U.S. City Average for all items; 1982-84 = 100) as of the last month of the immediately preceding quarter and the Consumer Price Index as of the month immediately preceding the Effective Date and the denominator of which shall be the Consumer Price Index as of the month immediately preceding the Effective Date.

         Notwithstanding the foregoing, in no event shall the FTE Rate increase by more than an average annual rate of *...* percent (*...*).

         6.4.2 ADDITIONAL EXPENDITURES. In the event that the conduct of the Research Programs approved by the Management Committee requires capital expenditures for equipment or specialized software or modifications to GTC's facility (including any modifications reasonably required to accommodate the BMI Research Employee), then a request for such acquisitions or modifications shall be submitted to the Management Committee for its approval. *...*. Any payments which become due under this Subsection shall be made in advance of such acquisition or modification.

     6.5 ROYALTIES PAYABLE BY EACH PARTY AND ITS AFFILIATES AND SUBLICENSEES.

         6.5.1 ROYALTIES ON NET SALES OF BMI PRODUCTS AND GTC PRODUCTS.

              (a) BMI shall pay royalties to GTC based on the Net Sales of a BMI Product at the rate, *...*, specified in EXHIBIT G hereto. *...*.

              In the event a BMI Product should subsequently become a BMI Blockbuster Product, the Parties shall determine, within *...* days following the BMI Product's change of status, a new royalty rate to be applied to the BMI Blockbuster Product, it being understood that such rate shall be *...*.

              (b) GTC, its Affiliates and sublicensees shall pay royalties to BMI based on the Net Sales of a GTC Product at a rate to be determined in good faith by mutual agreement of the parties with respect to each GTC Product within *...* days following the First Commercial Sale of the GTC Product. The royalty rate for Net Sales of each GTC Product shall be determined *...*.

         6.5.2 SUBLICENSES. (i) BMI and GTC shall, with respect to any sublicenses by BMI or GTC hereunder, pay to the other party *...* percent (*...*) of all consideration received


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by BMI or GTC from any such Third Party sublicensee which is not based upon Net
Sales of the BMI Products or the GTC Products by such Third Party and (ii) BMI and GTC shall (A) with respect to any sublicense hereunder to any Third Party to make, have made, use, or sell BMI Products or GTC Products in any country, pay to the other party royalties on Net Sales of the BMI Products or GTC Products, as applicable, sold by such Third Party in such country or (B) provide in such sublicense that such sublicensee shall pay to the other party royalties on Net Sales of the BMI Products or GTC Products, as applicable, sold by such sublicensee in such country, in either case at the royalty rate determined pursuant to this Section 6.5 that would be applicable had such sales been made by BMI or GTC, and provided that in either case, BMI or GTC, as the case may be, shall remain liable for the timely payment of all such royalties. Notwithstanding the foregoing, BMI's obligations under Section 6.5.2(i) shall not include any consideration received by BMI in return for rights to any other technologies and/or services, and/or products which are not BMI Products, granted by BMI under such sublicenses, to the extent that such consideration is reasonably allocable to such rights.

         6.5.3 ADJUSTMENTS.

                              (i) MULTI-TARGET PRODUCT. With respect to sales of BMI Products, the parties recognize that BMI may incorporate targets into a BMI Product *...* hereinafter "Other Targets"), and, therefore, BMI may market a BMI Product consisting of Targets and Other Targets (hereinafter a "Multi-Target Product"). It is agreed by the parties that in the case of Multi-Target Product sales, BMI shall have the option to adjust the Net Sales for such products, for the purpose of paying the royalties due to GTC hereunder. Net Sales shall be calculated by multiplying the actual amount of Net Sales by the fraction A/(A+B) where A is the number of Targets and where B is the number of Other Targets included in a Multi-Target Product.

                                   COMBINATION PRODUCT. With respect to sales of GTC Products, in the event that a GTC Product(s) is sold in the form of a combination product containing GTC Product(s) and one or more other active ingredients (a "Combination Product"), Net Sales for such Combination Product will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B), where A is the invoice price of all GTC Product(s) if sold separately by GTC, an Affiliate or a sublicensee and containing a GTC Product(s) as the only active ingredient and B is the invoice price of any other active component(s) in the Combination Product if sold separately by GTC, or an Affiliate or a sublicensee. In the event that the GTC Product(s) is sold in the form of a Combination Product containing such GTC Product(s) and one or more other active ingredient(s) and one or more of such other active ingredients of the


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                                   Combination Product are not sold separately,
                                   then the above formula shall be modified such that A shall be the total manufacturing cost to GTC, its Affiliate or sublicensee of the GTC Product and B shall be the total manufacturing cost to GTC, its Affiliate, sublicensee or other supplier of any other active component(s) in the Combination Product. Notwithstanding the foregoing, active ingredients shall not include diluents, vehicles or adjuvants.

                              (ii) ROYALTY STACKING. In the event that patent
                                   licenses from Third Parties (hereinafter the "Third Party Patent Licenses") are required by either party in order to develop, have developed, use, manufacture, have manufactured, market, promote, import, export, sell and have sold a BMI Product or a GTC Product, then the royalty rate shall be reduced by an amount of *...* percent (*...*) of Net Sales for *...* of Net Sales paid under such Third Party Patent Licenses.

                              (iii) GUARANTEED MINIMUM ROYALTY. It is however
                                   expressly understood by BMI and GTC that a party owing royalties hereunder shall not be allowed to cumulate the benefits of paragraphs (i) and (ii) above and will therefore be required to make a choice between the provisions of such two paragraphs. Furthermore, it is agreed that in no event shall the aggregate royalties due to the other party under the present Agreement in any given quarter be *...*, except in the case of a BMI Blockbuster Product in which event the royalties due shall *...* of total Net Sales (the "Guaranteed Minimum Royalty"), such Net Sales being calculated before application of the provisions of paragraphs
                                   (i) and (ii) above.

         6.5.4 ROYALTY REPORTS, EXCHANGE RATES. During the term of this Agreement following the First Commercial Sale of any BMI Product or GTC Product, BMI or GTC, as applicable, shall within sixty (60) days after each calendar quarter furnish to the other party a written quarterly report showing: (i) the gross sales of the BMI Products or GTC Products sold by such party and its Affiliates during the reporting period and the calculation of Net Sales from such gross sales; (ii) the sublicense payments received by such party during the reporting period; (iii) the royalties payable in United States dollars which shall have accrued hereunder in respect of such sales and sublicense payments;
(iv) withholding taxes, if any, required by law to be deducted in respect of such royalties and sublicense payments; (v) the dates of the First Commercial Sales of BMI Products or GTC Products, as applicable, in any country during the reporting period. If no royalty or payment is due for any royalty period hereunder, BMI or GTC, as applicable, shall so report. Each party shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable hereunder to be determined.


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         For the purposes of calculating the royalty payments to be made in
United States dollars, GTC shall multiply the sales made in countries other than the United States by the appropriate royalty rate before converting such sum into United States dollars at the exchange rate used by GTC for reporting such sales for United States financial statement purposes.

         BMI shall use, for the purposes of calculating the royalty payments to be made in United States dollars, the following rules:

             (a) For the period from January 1, 1999 until *...*:

                                   For the conversion of all currencies, other than United States dollars, into United States dollars, the amount shall be first converted into the Euro using the official spot rate published by the European Central Bank on the last business day of the period to which the payment of royalties relates and then, the amount so obtained in the Euro shall be converted into United States dollars applying the official rate published by the European Central Bank on the last business day of the period to which the payment of royalties relates.

             (b) For the period from *...* until the expiration of the contract:

                              (i) For the conversion of the Euro into United States dollars, the amount shall be converted applying the official rate published by the European Central Bank on the last business day of the period to which the payment of royalties relates.

                              (ii) For the conversion of currencies other than
                                   the Euro into United States dollars, the amount shall be first converted into the Euro using the official spot rate published by the European Central Bank on the last business day of the period to which the payment of royalties relates and then, the amount so obtained in the Euro shall be converted into United States dollars applying the official rate published by the European Central Bank on the last business day of the period to which the payment of royalties relates.

         6.5.5 AUDITS. Upon the written request of GTC or BMI (the "Requesting Party"), the other party (the "Audited Party") shall permit an independent certified public accountant selected by the Requesting Party and acceptable to the Audited Party, which acceptance shall not be unreasonably withheld, to have access during normal business hours to such records of the Audited Party as may be reasonably necessary to verify the accuracy of the royalty reports described herein, in respect of any fiscal year ending not more than twenty-four (24) months prior to the date of such request. Each party shall use commercially reasonable efforts to schedule all such verifications within forty-five (45) days after the Requesting Party makes its written request. All such verifications shall be conducted at the Requesting Party's expense and not more than once in each calendar year. In the event the Requesting Party's


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independent certified public accountant concludes that additional royalties were owed to the Requesting Party during such period, the additional royalty shall be paid by the Audited Party within thirty (30) days of the date the Requesting Party delivers to the Audited Party such independent certified public accountant's written report so concluding. In the event the Requesting Party's independent certified public accountant concludes that there was an overpayment of royalties to the Requesting Party during such period, the overpayment shall be repaid by the Requesting Party within thirty (30) days of the date the Requesting Party received such independent certified public accountant's written report so concluding. The fees charged by such independent certified public accountant shall be paid by the Requesting Party unless the audit discloses an underpayment of the royalties payable by the Audited Party for the audited period of more than *...* percent (*...*), in which case the Audited Party shall pay the reasonable fees and expenses charged by such representative. Each party shall include in each Third Party sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to such party, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by the other party's independent certified public accountant to the same extent required of such party under this Agreement. Each party agrees that all information subject to review under this Section 6.5.5 or under any sublicense agreement is confidential and that such party shall cause its independent certified public accountant to enter into a confidentiality agreement with the other party obligating such accountant to retain all such information in confidence. Each party's independent certified public accountant shall only report to such party as to the computation of the royalties and other payments due to such party under this Agreement and shall not disclose to such party any other information of the other party or its sublicensees.

         6.5.6 ROYALTY PAYMENT TERMS. Royalties shown to have accrued by each royalty report provided for under this Agreement shall be due sixty (60) days after the end of each calendar quarter. Payment of royalties in whole or in part may be made in advance of such due date. Royalties determined to be owing with respect to any prior quarter shall be added, together with interest thereon accruing under this Agreement from the date of the report for the quarter for which such amounts are owing, to the next quarterly payment hereunder.

     6.6 WITHHOLDING TAXES. Each party *...*. Neither party shall *...*, including but not limited to any such taxes or charges incurred as a result of an assignment or sublicense by such party to any Affiliate or any Third Party, *...*. Each party shall maintain *...*. The parties will exercise diligent efforts to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of any treaties applicable to any payment made hereunder.

     6.7 BLOCKED CURRENCY. If transfer of amounts payable hereunder to Euros or United States dollars is subject to administrative authorization, BMI or GTC, as applicable, shall promptly file the transfer application with the competent authorities supported by all requisite documentation, and use its reasonable efforts to obtain such authorization and effect the remittance within the applicable period set forth under this Article 6; PROVIDED, HOWEVER, that nothing in this Section 6.7 shall relieve either party from its obligation to pay any amounts payable hereunder within the applicable period set forth under this Article 6.

     6.8 INTEREST ON LATE PAYMENTS. Any payments by either party to the other party that are not paid on or before *...* days after the date such payments are due under this Agreement


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shall bear interest, to the extent permitted by applicable law, at an annual prorated rate equal to the prime rate, as published from time to time by BankBoston, N.A., or successor, plus *...* percent (*...*), calculated on the total number of days payment is delinquent; PROVIDED, HOWEVER, that interest shall not accrue pursuant to this Section 6.8 on any amounts payable under this Agreement with respect to which payment is disputed in good faith; PROVIDED FURTHER that interest shall accrue pursuant to this Section 6.8 once such dispute has been resolved if payment is not made promptly thereafter.

     6.9 MANNER OF PAYMENT. All payments to be made under this Agreement shall be payable in United States dollars within thirty (30) days upon receipt of an invoice unless otherwise noted in this Agreement and shall be paid by bank wire transfer in immediately available funds to such bank account as is designated in writing by the party entitled to payment from time to time.

                                    ARTICLE 7

                              INTELLECTUAL PROPERTY

     7.1 OWNERSHIP OF INTELLECTUAL PROPERTY. Subject to the rights and licenses granted under this Agreement (i) GTC shall retain ownership of the GTC Technology, the Licensed Software, the GTC PathoGenome-TM- Database and the GTC DNA Sequence Patent Rights, (ii) BMI shall retain or be deemed to have ownership of the BMI Technology, Results and Results Patent Rights, and (iii) the ownership of all other intellectual property rights shall be determined in accordance with the rules of inventorship and other laws affecting the ownership of intellectual property under U.S. patent laws.

     7.2 FILING, PROSECUTION AND MAINTENANCE OF RESULTS PATENT RIGHTS.

         7.2.1 PROSECUTION AND MAINTENANCE OF RESULTS PATENT RIGHTS. BMI shall be responsible for the filing, prosecution (including oppositions) and maintenance of the Results Patent Rights at its expense in its own name. BMI shall consult with GTC and keep GTC fully informed of important issues relating to the preparation, filing, prosecution and maintenance of such patent applications and the patents related thereto, including BMI's patent strategy with respect to both existing and future patent applications, patents and patent extensions. BMI shall furnish to GTC copies of documents relevant to such preparation or filing (such copies of documents with respect to initial patent filings to be furnished to GTC sufficiently prior to filing such document or making any payment due thereunder to allow for review and comment by GTC). BMI shall seriously consider all GTC comments on such initial patent filings, PROVIDED THAT, in any instance in which GTC informs BMI in writing that it objects to the filing of any patent application by BMI, the filing of such application shall be subject to the prior written approval of the Joint Patent Committee pursuant to Section 4.6 hereof. If BMI elects not to continue to seek or maintain patent protection on any patent or patent application included in the Results Patent Rights in any country, GTC shall have the right, at its option and expense, with the reasonable assistance of BMI to file, prosecute (including oppositions) and maintain such patent applications and patents; PROVIDED, HOWEVER, that the rights of the parties with respect to any such Results Patent Rights shall in all other respects be as described in this Agreement. BMI


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will advise GTC of all decisions taken with respect to any such election in a timely manner in order to allow GTC to protect its rights under this Section 7.2.1.

         7.2.2 ABANDONMENT; FAILURE TO PAY. BMI agrees that it will not abandon the prosecution of any patent applications included within the Results Patent Rights nor shall it fail to make any payment or fail to take any other action necessary to maintain a patent under the Results Patent Rights unless it has notified GTC in sufficient time for GTC to assume such prosecution or make such payment.

         7.2.3 COOPERATION. Each party shall make available to the other party (or to the other party's authorized attorneys, agents or representatives), its employees, agents or consultants to the extent reasonably necessary or appropriate to enable the appropriate party to file, prosecute and maintain patent applications and resulting patents as set forth in this Section 7.2 for periods of time reasonably sufficient for such party to obtain the assistance it needs from such personnel. Where appropriate, each party shall sign or cause to have signed all documents relating to said patent applications or patents at no charge to the other party.

     7.3 INFRINGEMENT BY OTHERS; PROSECUTION BY BMI. GTC and BMI shall each promptly notify the other in writing of any alleged or threatened infringement of patents or patent applications included in the Results Patent Rights of which they become aware, and the parties shall consult concerning the action to be taken. BMI shall have the right, but not the obligation, to prosecute at its own expense any such infringement. Any recovery of damages derived from such action shall be used (i) first to reimburse BMI for all legal expenses relating to the suit and (ii) second to pay GTC the royalty it would have been entitled to receive had the sale of such infringing products been sales of BMI Products licensed by BMI hereunder *...*.

     7.4 INFRINGEMENT BY OTHERS; PROSECUTION BY GTC. If, within six (6) months after BMI first becomes aware of any infringement of the Results Patent Rights, BMI fails to cause such infringement to terminate or to bring a suit or action to compel termination, GTC shall have the right, but not the obligation, to bring such suit or action to compel termination at the sole expense of GTC. Any recovery or damages in such suit shall be retained by GTC.

     BMI shall have the right, prior to the commencement of the trial of any suit or action brought by GTC, to join any such suit or action and, in such event, shall pay one-half of the entire cost of such suit or action. Provided that BMI has joined in the action and shared the costs thereof as stated in the preceding sentence, no settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of BMI, which consent shall not unreasonably be withheld. Any recovery of damages derived from such action shall be used (i) first to reimburse GTC for all legal expenses relating to the suit (ii) second to reimburse BMI for all legal expenses relating to the suit and (iii) third to pay GTC the royalty it would have been entitled to receive had the sale of such infringing products been sales of BMI Products licensed by BMI hereunder. *...* percent (*...*) of any remaining recovery of damages shall thereafter be retained by GTC and the balance shall be distributed to BMI.

     7.5 COOPERATION IN INFRINGEMENT ACTIONS. In any infringement suit which either party may institute to enforce the Results Patent Rights pursuant to this Agreement, the other party hereto shall, at the request of the party initiating such suit, cooperate in all respects and, to the


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extent possible, have its employees testify when requested and make available relevant records, papers, information, samples and the like. GTC's cooperation in any suit initiated by BMI shall be at BMI's expense. BMI's cooperation in any suit initiated by GTC shall be at GTC's expense.

     7.6 TRADEMARKS. BMI shall be free to use and to register in any trademark office in the world any trademark for use with BMI Products it desires in its sole discretion. BMI shall own all right, title and interest in and to any such trademark in its own name or that of its designated Affiliate during and after the term of this Agreement.

                                    ARTICLE 8

                                 CONFIDENTIALITY

     8.1 NONDISCLOSURE OBLIGATIONS.

         8.1.1 GENERAL. Except as otherwise provided in this Article 8, during the term of this Agreement and for a period of ten (10) years thereafter, the parties shall maintain in confidence and use only for purposes specifically authorized under this Agreement (i) the Research Collaboration Database, (ii) the BMI Technology insofar as GTC is concerned, (iii) the GTC Technology insofar as BMI is concerned, (iv) the GTC PathoGenome-TM- Database, (v) any other information and data received from the other party resulting from or related to the Research Collaboration and the BMI Products or GTC Products and (vi) all information and data not described in clauses (i), (ii), (iii), (iv) and (v) but supplied by the other party under this Agreement marked "Confidential." For purposes of this Article 8, information and data described in clauses (i) through (vi) shall be referred to as "Information."

         8.1.2 LIMITATIONS. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this
Agreement: (i) a party may disclose Information it is otherwise obligated under this Section 8.1 not to disclose to its Affiliates, sublicensees, consultants, outside contractors and clinical investigators, on a need-to-know basis and on condition that such entities or persons agree to non-use obligations essentially the same as those set forth herein and to keep the Information confidential for the same time periods and to the same extent as such party is required to keep the Information confidential; and (ii) a party or its sublicensees may disclose such Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents or authorizations to conduct clinical trials of, and to commercially market, BMI Products or GTC Products pursuant to this Agreement. The obligation not to disclose Information shall not apply to any part of such Information that: (i) is or becomes part of the public domain other than by unauthorized acts of the party obligated not to disclose such Information or its Affiliates or sublicensees; (ii) can be shown by written documents to have been disclosed to the receiving party or its Affiliates or sublicensees by a Third Party, provided such Information was not obtained by such Third Party directly or indirectly from the other party to this Agreement pursuant to a confidentiality agreement; (iii) prior to disclosure under this Agreement, was already in the possession of the receiving party or its Affiliates or sublicensees, provided such Information was not obtained directly or indirectly from the other party to this Agreement pursuant to a confidentiality agreement; (iv) can be shown by written documents to have been independently developed by the receiving party or its Affiliates without breach of any of the provisions of this Agreement; or (v)


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is disclosed by the receiving party pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by law, PROVIDED, HOWEVER, that the receiving party notifies the other party immediately upon receipt thereof, giving such other party sufficient advance notice to permit it to seek a protective order or other similar order with respect to such Information AND PROVIDED, FURTHER, that the disclosing party furnishes only that portion of the Information which it is advised by counsel is legally required whether or not a protective order or other similar order is obtained by the other party.

     8.2 SAMPLES. Samples of genes, other biological targets identified, sequenced, synthesized, purified or developed in the course of the Research Collaboration shall not be supplied or sent by either party to any Third Party, other than to regulatory agencies or for use in clinical trials, unless such release is approved by a member of the Joint Research Committee from the other party and protected by an appropriate materials transfer agreement substantially similar to the form of the Material Transfer Agreement attached hereto as EXHIBIT E. Samples of materials other than those described above provided by one party (the "supplying party") to the other party (the "receiving party") in the course of the Research Collaboration shall not be supplied or sent by the receiving party to any Third Party, other than to regulatory agencies or for use in clinical trials, without the written consent of the supplying party.

     8.3 INJUNCTIVE RELIEF. The parties hereto understand and agree that remedies at law may be inadequate to protect against any breach of any of the provisions of this Article 8 by either party or their employees, agents, officers or directors or any other person acting in concert with it or on its behalf. Accordingly, each party shall be entitled to the granting of injunctive relief by a court of competent jurisdiction against any action that constitutes any such breach of this Article 8.

                                    ARTICLE 9

                         REPRESENTATIONS AND WARRANTIES

     9.1 REPRESENTATIONS, WARRANTIES AND COVENANTS OF GTC. GTC represents and warrants to and covenants with BMI that:

         9.1.1 GTC is a corporation duly organized, validly existing and in corporate good standing under the laws of the Commonwealth of Massachusetts;

         9.1.2 GTC has the legal right, authority and power to enter into this Agreement, and to extend the rights and licenses granted to BMI in this Agreement;

         9.1.3 GTC has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

         9.1.4 upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of GTC enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and


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except as enforceability may be subject to general principles of equity
(regardless of whether such enforceability is considered in a proceeding in equity or at law);

         9.1.5 the performance of its obligations under this Agreement will not conflict with its charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a party;

         9.1.6 to the best of GTC's knowledge but without independent investigation, the performance of GTC's obligations under this Agreement, including without limitation *...*;

         9.1.7 GTC will not during the term of this Agreement enter into any agreements, contracts or other arrangements that would be inconsistent with its obligations under this Agreement; and

         9.1.8 GTC will not during the term of this Agreement *...*, including without limitation *...*. GTC is currently *...*.

     9.2 REPRESENTATIONS, WARRANTIES AND COVENANTS OF BMI. BMI represents and warrants to and covenants with GTC that:

         9.2.1 BMI is a corporation duly organized, validly existing and in corporate good standing under the laws of the state of Missouri;

         9.2.2 BMI has the legal right, authority and power to enter into this Agreement, and to extend the rights and licenses granted to GTC in this Agreement;

         9.2.3 BMI has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

         9.2.4 upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of BMI enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

         9.2.5 the performance of its obligations under this Agreement will not conflict with BMI's charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a party; and

         9.2.6 BMI will not after the date of this Agreement enter into any agreements, contracts or other arrangements that would be inconsistent with its obligations under this Agreement.

     9.3 VALIDITY AND SCOPE. Nothing in this Agreement shall be construed as a warranty or representation by either party as to the validity or scope of any GTC Technology, BMI Technology, Research Collaboration Database, GTC PathoGenome-TM- Database, GTC DNA Sequence Patent Rights, Licensed Software or the Results Patent Rights.


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     9.4 LIMITED WARRANTIES RELATING TO PERFORMANCE OF THE GTC PATHOGENOME-TM-
DATABASE SOFTWARE. GTC warrants that the GTC PathoGenome-TM- Database Software delivered to BMI represents the latest version of the GTC PathoGenome-TM-Database Software which GTC has made publicly available to subscribers to the GTC PathoGenome-TM- Database. GTC does not represent that the operations of the GTC PathoGenome-TM- Database Software will be trouble-free or that the GTC PathoGenome-TM- Database Software contains no errors. GTC's only obligation to BMI with respect to the GTC PathoGenome-TM- Database Software will be to use reasonable efforts to correct any errors and to otherwise support BMI as provided in EXHIBIT D.

     9.5 WARRANTY DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY GTC TECHNOLOGY, BMI TECHNOLOGY, RESEARCH COLLABORATION DATABASE, LICENSED SOFTWARE, RESULTS, GOODS, SERVICES OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

     9.6 LIMITED LIABILITY. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT, NEITHER GTC NOR BMI WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (I) ANY PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS OR (II) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES.

                                   ARTICLE 10

                                    INDEMNITY

     10.1 BMI INDEMNITY OBLIGATIONS. BMI agrees to defend, indemnify and hold GTC, its Affiliates and their respective employees and agents harmless from all claims, losses, damages or expenses arising as a result of: (a) actual violations of any applicable law or regulation by BMI or its sublicensees by virtue of which the BMI Products manufactured, distributed or sold hereunder shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in compliance with any applicable law or regulation; (b) bodily injury, death or property damage attributable to the manufacture, distribution, sale or use of the BMI Products by BMI or its sublicensees; or (c) a BMI Product recall ordered by a governmental agency or required by a confirmed BMI Product failure as reasonably determined by the parties hereto.

     10.2 LIMITATION ON BMI INDEMNITY OBLIGATIONS. GTC, its Affiliates and their respective employees and agents shall not be entitled to the indemnities set forth in Section 10.1 where the claim, loss, damage or expense for which indemnification is sought was caused by a grossly negligent act or intentional act of misconduct or omission by GTC, its directors, officers, employees or authorized agents.

     10.3 GTC INDEMNITY OBLIGATIONS. GTC agrees to defend, indemnify and hold BMI, its Affiliates and their respective employees and agents harmless from all claims, losses, damages or



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expenses arising as a result of: (a) actual violations of any applicable law or regulation by GTC, its Affiliates or its sublicensees by virtue of which the GTC Products manufactured, distributed or sold hereunder shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in compliance with any applicable law or regulation; (b) bodily injury, death or property damage attributable to the manufacture, distribution, sale or use of the GTC Products by GTC, its Affiliates or its sublicensees; (c) a GTC Product recall ordered by a governmental agency or required by a confirmed GTC Product failure as reasonably determined by the parties hereto; or (d) Third Party suits claiming that BMI's use of the GTC PathoGenome-TM- Database or the GTC DNA Sequence Patent Rights violates such Third Party's industrial property rights.

     10.4 LIMITATION ON GTC INDEMNITY OBLIGATIONS. BMI, its Affiliates and their respective employees and agents shall not be entitled to the indemnities set forth in Section 10.3 where the claim, loss, damage or expense for which indemnification is sought was caused by a grossly negligent act or intentional act of misconduct or omission by BMI, its directors, officers, employees or authorized agents.

     10.5 INSURANCE. BMI shall maintain appropriate product liability insurance with respect to development, manufacture and sales of the BMI Products by BMI in such amount as BMI customarily maintains with respect to sales of its other products. BMI shall maintain such insurance for so long as it continues to manufacture or sell the BMI Products, and thereafter for so long as BMI maintains insurance for itself covering such manufacture or sales.

                                   ARTICLE 11

                           EXPIRATION AND TERMINATION

     11.1 EXPIRATION.

         11.1.1 TERM OF RESEARCH COLLABORATION. Unless this Agreement is sooner terminated in accordance with the provisions of this Article 11, the term of the Research Collaboration shall expire at the end of the *...* Contract
Year; PROVIDED, HOWEVER, that the Research Collaboration may be extended upon mutual agreement of the parties, reached no later than six (6) months prior to the end of the initial term of the Research Collaboration, for up to *...* additional periods of *...* Contract Year each. In any event, GTC may, in its discretion, engage in an orderly wind-down of the Research Collaboration, including the reassignment of the scientists devoted thereto, during the last six (6) months thereof. In such an event, the financial contribution of BMI to the Research Collaboration under the terms of Article 6.4.1 shall be adjusted accordingly but shall, in no event, for such six (6) month period, fall below the sum of *...* United States dollars (*...*) in accordance with the minimum research funding amount provided for under Section 6.4.1.

         11.1.2 TERM OF AGREEMENT. Unless this Agreement is sooner terminated in accordance with the provisions of this Article 11, this Agreement shall expire and all licenses granted by GTC to BMI hereunder and by BMI to GTC hereunder shall become fully paid and perpetual, on a BMI Product by BMI Product basis and on a GTC Product by GTC Product basis, *...* years after the First Commercial Sale of the relevant BMI Product or GTC Product.


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     11.2 DEFAULT.

         11.2.1 MATERIAL DEFAULT BY EITHER PARTY. A Material Default shall have occurred upon (i) the occurrence of a material breach (other than a material breach described in clause (ii) of this paragraph or in Section 11.2.2 below) if the breaching party fails to remedy such breach within ninety (90) days after written notice thereof by the non-breaching party, or (ii) the bankruptcy, insolvency, dissolution or winding up of a party. The parties further acknowledge that a breach by BMI under Section 5.2 shall be deemed a Material Default by BMI hereunder if not cured within one hundred eighty (180) days after GTC delivers written notice thereof to BMI specifying such failure.

         11.2.2 PAYMENT DEFAULT BY BMI. A Payment Default shall have occurred if BMI fails to make payments due hereunder sixty (60) days after GTC delivers written notice thereof to BMI specifying such failure and its claim of right to terminate, unless BMI makes such payments plus interest or contests in good faith the payment or the related amount in writing within such sixty (60) day period.

     11.3 EFFECT OF DEFAULT.

         11.3.1 REMEDIES AVAILABLE TO GTC.

              (a) UPON MATERIAL DEFAULT. In the event that a Material Default occurs relating to BMI and BMI fails to cure such default during any applicable cure period, GTC shall have the right, at its option exercisable in its sole discretion, in addition to any other rights or remedies available to it at law or in equity, to require BMI to grant GTC, in addition to the rights it already benefits from, a non-exclusive license to the Results and the Results Patent Rights allowing GTC to develop, have developed, use, manufacture, have manufactured, market, promote, have promoted, import, have imported, export, have exported, sell or have sold products within the BMI Field and BMI shall, on commercially reasonable terms and subject to contractual or legal limitations, sublicense BMI Products to GTC, including the right to grant sublicenses. Unless otherwise agreed in writing by the parties, the provisions of this Agreement which remain unaffected by such modifications shall remain in force, including the obligation for GTC to pay to BMI royalties on the sale of GTC Products as well as products sold in the BMI Field.

              (b) UPON PAYMENT DEFAULT. In the event that a Payment Default occurs relating to BMI's obligation to make payments hereunder, then GTC shall have the right, at its option exercisable in its sole discretion, in addition to any other rights or remedies available to it at law or in equity, to terminate the licenses granted to BMI pursuant to Article 3 and to require that the license granted to GTC pursuant to Section 3.2.2 be enlarged to include the exclusive right to use the Results to develop, have developed, use, manufacture, have manufactured, market, promote, have promoted, import, have imported, export, have exported, sell or have sold any products within the BMI Field. In addition, if BMI has filed Results Patent Rights or other patent rights to any BMI Product, then BMI shall, subject to contractual or legal limitations, take all action reasonably necessary to grant to GTC an exclusive, fully-paid (other than royalties, as described below) license, to all of its right, title and interest in such rights (or an undivided interest therein if such rights also cover BMI Products to which BMI retains its license rights


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under this Agreement). The royalty rate applicable to sales of any BMI Product sold by GTC under the license granted pursuant to the preceding sentence shall be one half of the royalty that BMI paid or would have paid with respect to such BMI Product. For the sake of clarity, none of BMI or its sublicensees shall any longer have the right to sell BMI Products. Unless otherwise agreed in writing by the parties, the provisions of this Agreement which remain unaffected by such modifications shall remain in force, including the obligation for GTC to pay to BMI royalties on the sale of GTC Products as well as BMI Products.

         11.3.2 REMEDIES AVAILABLE TO BMI. In the event that a Material Default occurs relating to GTC pursuant to Section 11.2.1, and GTC fails to cure such breach within the applicable cure period, then BMI shall have the right, at its option exercisable in its sole discretion, to seek any rights or remedies available to it at law or in equity, including the right at its option exercisable in its sole discretion, to terminate the license granted pursuant to
Section 3.2.2 hereof, subject to the limitations set forth in Section 9.5 and
Section 12.6 hereof.

     11.4 *...* BMI. BMI may *...* after the expiration of *...* upon *...* months prior written notice to GTC.

     11.5 EFFECT OF EXPIRATION OR TERMINATION OF RESEARCH COLLABORATION. Upon the expiration or termination of the Research Collaboration, GTC's obligation to update the Research Collaboration Database and disclose additional GTC Technology shall terminate but all licenses to BMI to continue to use the GTC Technology and the Licensed Software as they exist on the termination of the Research Collaboration shall continue in full force and effect for the remaining term of the Agreement. Within thirty (30) days after the end of the Research Collaboration, BMI shall return to GTC, or destroy, according to GTC's instructions any and all information and material related to the GTC PathoGenome-TM- Database provided by GTC pursuant to this Agreement that is not then in the public domain (including, without limitation, all copies of the GTC PathoGenome-TM- Database, but excluding formal laboratory notebooks kept as a record by BMI), and any copies thereof (including electronic copies) and shall delete all copies of the GTC PathoGenome-TM- Database from all computers at all sites on which such information has been installed or transmitted, PROVIDED THAT, BMI may, upon notification to GTC, retain such portions of the GTC PathoGenome-TM- Database to the extent, and only for so long as is, necessary to continue the development of any BMI Product commenced prior to the expiration of the Research Collaboration, and may notify GTC of its desire to retain additional selected sequence information beyond the end of the Research Collaboration on terms to be agreed upon by the parties. Following the expiration of the Research Collaboration, GTC shall have no further obligation under this Agreement to provide to BMI (i) any updates, corrections or additional information of any nature with respect to the GTC PathoGenome-TM-Database, (ii) any new releases of the GTC PathoGenome-TM- Database Software, or
(iii) any support services with respect to the GTC PathoGenome-TM- Database or the GTC PathoGenome-TM- Database Software, except as the parties may further agree in writing.

     11.6 EFFECT OF EXPIRATION OR TERMINATION OF AGREEMENT. The expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination.


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         11.6.1 SURVIVAL OF PROVISIONS UPON EXPIRATION. The provisions of
Articles 7, 8, 10 and 11 and Sections 9.5, 9.6, 12.5, 12.6 and 12.11 hereof shall survive the expiration of this Agreement.

         11.6.2 SURVIVAL OF PROVISIONS UPON TERMINATION. The provisions of Articles 7, 8, 10 and 11 and Sections 9.5, 9.6, 12.5, 12.6 and 12.11 hereof shall survive the termination of this Agreement; PROVIDED, HOWEVER, that GTC shall have no obligation to maintain the confidentiality of the Research Collaboration Database in the event that this Agreement is terminated due to breach by BMI. The provisions of Article 6 hereof shall survive the termination of this Agreement until such time as the Agreement would have expired with respect to any BMI Product pursuant to Section 11.1.2 hereof had it not been earlier terminated.

                                   ARTICLE 12

                                  MISCELLANEOUS

     12.1 FORCE MAJEURE. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including but not limited to fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party; PROVIDED, HOWEVER, that the party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed. Either party shall provide the other party with prompt written notice of any delay or failure to perform that occurs by reason of FORCE MAJEURE. The parties shall mutually seek a resolution of the delay or the failure to perform as noted above.

     12.2 ASSIGNMENT. This Agreement may not be assigned or otherwise transferred by either party without the consent of the other party; PROVIDED, HOWEVER, that either GTC or BMI may, without such consent, assign any or all of its rights and obligations under this Agreement (i) to any Affiliate, or (ii) in connection with a merger, consolidation or sale of substantially all of such party's assets to an unrelated Third Party; PROVIDED, HOWEVER, that such party's rights and obligations under this Agreement shall be assumed by its successor in interest in any such transaction and shall not be transferred separate from all or substantially all of its other business assets, including those business assets that are the subject of this Agreement. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement. For the sake of clarity, the rights and obligations described in the present Agreement, taken separately or as a whole, may be exercised or performed by either party and/or, as the case may be, their respective Affiliates.

     12.3 SEVERABILITY. Each party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions



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in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

     12.4 NOTICES. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by telephone, personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

         If to GTC:                 Genome Therapeutics Corporation
                                    100 Beaver Street
                                    Waltham, Massachusetts  02453
                                    Attention:  President
                                    Telephone:  1-781-398-2300
                                    FAX:  1-781-893-8277

         with a copy to:            Palmer & Dodge LLP
                                    One Beacon Street
                                    Boston, Massachusetts  02108
                                    Attention:  Marc A. Rubenstein, Esq.
                                    Telephone:  1-617-573-0100
                                    FAX:  1-617-227-4420

         If to BMI:                 bioMerieux Incorporated
                                    595 Anglum Drive
                                    Hazelwood, Missouri 63042-2395
                                    Attention: President
                                    Telephone: 1-314-731-8500
                                    FAX: 1-314-731-8800

         with a copy to:            bioMerieux Incorporated,
                                    Legal Department
                                    595 Anglum Drive
                                    Hazelwood, Missouri 63042-2395
                                    Attention: General Counsel
                                    Telephone:  1-314-731-8500
                                    FAX:  1-314-731-8800

     12.5 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof.



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     12.6 DISPUTE RESOLUTION.

         12.6.1 The parties hereby agree that they will attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement promptly by negotiations. If a controversy or claim should arise hereunder, the matter shall be referred to the Chief Scientific Officer (or the equivalent position) of GTC and the President of BMI (or the equivalent position) of BMI (the "Representatives"). If the matter has not been resolved within thirty (30) days of the first meeting of the Representatives of the parties (which period may be extended by mutual agreement) concerning such matter, subject to rights to injunctive relief and specific performance, and unless otherwise specifically provided for herein, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, will be settled as set forth in Section 12.6.2.

         12.6.2 All disputes arising in connection with this Agreement shall be finally settled under the Commercial Arbitration Rules of the American Arbitration Association by a single arbitrator appointed in accordance with said Rules and the terms set forth in EXHIBIT H. Notwithstanding the above, either party has the right to bring suit in a court of competent jurisdiction against the other party for (i) any breach of such other party's duties of confidentiality pursuant to Article 8 of this Agreement and (ii) any infringement of its own proprietary rights by the other party. In respect to any dispute settled by arbitration, the arbitrator's ruling shall be final. The award of the arbitrator may include compensatory damages against either party, but under no circumstances will the arbitrator be authorized to, nor shall he, award punitive damages or multiple damages against either party. The parties agree not to institute any litigation or proceedings against each other in connection with this Agreement except as provided in this Section 12.6.2

     12.7 ENTIRE AGREEMENT. This Agreement, together with the exhibits hereto, contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

     12.8 PUBLICITY AND PUBLICATIONS. GTC and BMI each agree not to disclose the existence of, or any terms or conditions of, this Agreement, or any results arising from the Research Collaboration, to any Third Party without consulting the other party prior to such disclosure. In particular, the parties agree and undertake that any and all scientific or technical publications intended for a specialized readership or audience (the "Scientific Publications"), which are developed and/or made under whatever form whether written, oral or whatsoever, either directly or indirectly, shall have to be submitted to the other party for its prior written consent at least one (1) month before the intended date of submission or presentation. Failing a written reply within the stipulated one
(1) month period, consent shall be presumed granted. It is agreed that patentable Results are meant to remain confidential until their publication by way of a patent application. A decision as to delay the Scientific Publication for reasons of establishing patent right shall be taken within the month of submission. It is further agreed, in relation to press releases and other non-specialized publications ("Press Releases") that the above submission procedure shall also apply in its entirety with the exception of the advance notification period which shall be reduced from one (1) month to five (5) working days before


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the intended date of publication. Notwithstanding the foregoing, prior to execution of this Agreement, GTC and BMI shall agree upon the substance of information that can be used as a routine reference in the usual course of business to describe the terms of this transaction, and GTC and BMI may disclose such information, as modified by mutual agreement from time to time, without consulting the other party.

     12.9 HEADINGS. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

     12.10 INDEPENDENT CONTRACTORS. It is expressly agreed that GTC and BMI shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither GTC nor BMI shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other party to do so.

     12.11 AGREEMENT NOT TO SOLICIT EMPLOYEES. During the term of the
Research Collaboration and for a period of *...* years following the expiration or termination of the Research Collaboration pursuant to Article 11, GTC and BMI agree not to seek to persuade or induce any employee of the other company to discontinue his or her employment with that company in order to become employed by or associated with any business, enterprise or effort that is associated with its own business; *...*.

     12.12 EXPORTS. The parties acknowledge that the export of technical data, materials or products is subject to the exporting party receiving any necessary export licenses and that the parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of either party. GTC and BMI agree not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples or equipment received or generated under this Agreement in violation of any applicable export control laws or governmental regulations. GTC and BMI agree to obtain similar covenants from their licensees, sublicensees and contractors with respect to the subject matter of this Section.

     12.13 WAIVER. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

     12.14 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused their duly authorized officer to execute and deliver this Agreement as of the date first set forth above.

GENOME THERAPEUTICS CORPORATION


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


By:_______S/S___________________
      Christopher T. Kelly
      Senior Vice President
      Strategic Planning/Business Development

BIOMERIEUX INCORPORATED

By:_______S/S____________________
       Albert A. Luderer
       President and Chief Operating Officer









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


                                TABLE OF CONTENTS

*...*








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EXHIBIT B - DESCRIPTION OF THE GTC PATHOGENOME-TM- DATABASE

DNA Sequence Information: The GTC PathoGenome-TM- Database consists of genome sequence and associated information relating to microbial organisms, which information consists of both GTC Proprietary Information and information in the public domain - listed below are the planned contents. Genome sequence and associated information relating to the microbial organisms listed below will be provided to subscribers on the earliest reasonable date, but in no event later than the date it is provided to similar subscribers to the GTC PathoGenome-TM-Database.

GTC PATHOGENOME-TM- PROPRIETARY INFORMATION IN RELEASE 6.0

Bacteria:
*...*

Fungi:
*...*

*...*





PUBLIC DATABASE:

Bacteria:
BACILLUS SUBTILIS
BORRELIA BURGDORFERI
CHLAMYDIA TRACHOMATI
CHLAMYDIA PNEUMONIAE
CLOSTRIDIUM ACETOBUTYLICUM
ESCHERICHIA COLI


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HAEMOPHILUS INFLUENZAE
HELICOBACTER PYLORI strain 26695
HELICOBACTER PYLORI strain J99
MYCOBACTERIUM TUBERCULOSIS
MYCOPLASMA GENITALIUM
MYCOPLASMA PNEUMONIAE
RICKETTSIA PROWAZEKII
STREPTOCOCCUS PYOGENES

Archea:
METHANOCOCCUS JANNASCHII
METHANOBACTERIUM THERMOAUTOTROPHICUM

Fungi:
SACCHAROMYCES CEREVISIAE

BIOINFORMATICS: The GTC PathoGenome-TM- Database is designed for use at the subscriber's facility, with a software environment specified by GTC.

DATABASE CONTENTS: The GTC PathoGenome-TM- Database consists of a set of microbial genome data. Each of the proprietary microbial genomes is assembled and subjected to analyses *...* are searched against a non-redundant database *...* are also included in the GTC PathoGenome-TM- Database, to *...*. The data are stored *...*. Scientists can explore the database *...*.

         ANALYSIS TOOLS: The GTC PathoGenome-TM- Database will be provided with *...*. Initial capabilities include *...*.




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EXHIBIT C - GTC PATHOGENOME-TM- DATABASE HARDWARE/SOFTWARE REQUIREMENTS

In order to ensure complete compatibility, ease of maintenance, and lack of interference with BMI's existing systems, the GTC PathoGenome-TM- Database
*...*.

Client computers *...* should be adequate.

GTC's staff will work with BMI to determine a hardware configuration appropriate to the expected level of use. BMI should also expect that any initial configuration will grow as the size and use of the GTC PathoGenome-TM- Database increases. *...*:

                           SERVER REQUIREMENTS

*...*





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EXHIBIT D - GTC INSTALLATION AND SUPPORT PROGRAM

   During the Access Period, GTC agrees to provide BMI with the following services:

I. INSTALLATION AND TRAINING
   A. INSTALLATION BY GTC. GTC will deliver the computer media containing the current shipping release of the GTC PathoGenome-TM- Database and GTC PathoGenome-TM- Database Software, within sixty (60) days of the date of this Agreement. GTC will subsequently coordinate installation at a single site at BMI at a mutually agreeable time and date,*...*.

   B. TRAINING. Following installation, GTC will provide *...* user training in the use of the GTC PathoGenome-TM- Database Software and the GTC
PathoGenome-TM- Database *...* documentation will be provided to BMI at the time of initial user training. In addition, GTC will provide *...* refresher training requested by BMI in *...* the Research Collaboration. *...*.

II. SUPPORT

    GTC will make available to BMI telephone consultation on the use of the GTC PathoGenome-TM- Database Software and the GTC PathoGenome-TM- Database, *...*. Support will be provided during GTC's normal business hours (9:00 a.m. to 5:00 p.m. United States Eastern time).

III. *...* CORRECTION.

    A. *...* GTC agrees to use reasonable commercial efforts to promptly *...* in the GTC PathoGenome-TM- Database Software *...*.

    B. ON-SITE SERVICE. At BMI's request, GTC will provide on-site service *...* the GTC PathoGenome-TM- Database Software.




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IV. UPDATES TO THE GTC PATHOGENOME-TM- DATABASE.

    GTC will provide BMI *...*, during the Research Collaboration *...* included in the GTC PathoGenome-TM- Database, and will use reasonable efforts to provide such updates *...*.

V. ENHANCEMENTS AND RELEASES.

    GTC intends to *...* the GTC PathoGenome-TM- Database Software. BMI will receive *...* the GTC PathoGenome-TM- Database Software made generally available to all subscribers. Such *...* will be distributed to all subscribers periodically as new releases. BMI agrees to upgrade the GTC PathoGenome-TM-Database Software to the latest release as soon as practical. If a release is not installed within *...* months after GTC has provided BMI with such release, then GTC will no longer be obligated to support or provide error correction service on those components of the GTC PathoGenome-TM- Database Software upgraded by such release.

VI. FEES.

    A. BASIC SERVICES. During the Research Collaboration, except as expressly otherwise indicated in this Agreement, GTC will provide the services described above *...*.

    B. ADDITIONAL *...*. In the event that a *...* is determined to result from
(a) *...* in the GTC PathoGenome-TM- Database Software, or (b) *...* the GTC PathoGenome-TM- Database Software implemented by BMI *...*.

    In the event GTC considers, at any given time during the term of this Agreement, that the *...* facility at which BMI wishes to receive the support services mentioned in Subsection 4.1.3. (c), is *...* requires additional unforeseen expense on the part of GTC in order to fulfill its obligations under the present EXHIBIT D, then the Parties shall *...* of the amount which GTC could reasonably have expected to pay to fulfill such obligations (the "Reasonable and Foreseeable Costs").




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    It is understood that the *...* to receive the services mentioned in
Subsection 4.1.3.(c) initially, shall be *...*. The *...* shall be calculated in relation to the costs incurred by GTC in carrying out the services at this aforementioned site, *...*.

    BMI shall pay the *...* to GTC within *...* days of any service under Subsection 4.1.3.(c) being performed.




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EXHIBIT E - MATERIAL TRANSFER AGREEMENT

     This Agreement is made by and between Genome Therapeutics Corporation, a Massachusetts corporation having its principal place of business at 100 Beaver Street, Waltham, Massachusetts 02453 (hereinafter "GTC") and BMI, a corporation organized under the laws of the state of Missouri having its principal place of business at 595 Anglum Drive, Hazelwood, Missouri 63042-2395 U.S.A. (hereinafter "BMI").

Whereas, GTC and BMI are parties to a Collaboration and License Agreement dated September 30, 1999, relating in part to the GTC PathoGenome-TM- Database containing certain microbial genomic sequence information;

Whereas GTC has rights to Materials (hereinafter defined) including microbial, fungal or other organisms whose genomic sequence information is contained in the GTC PathoGenome-TM- Database; and

Whereas BMI is interested in obtaining Materials to be used in connection with its rights granted under, and subject to the restrictions contained in, the Collaboration and License Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein, the parties, GTC and BMI, intending to be legally bound, hereby agree as follows:

1. DEFINITION.
           "MATERIAL" shall mean the material, not specifically granted to BMI in the Collaboration and License Agreement, to be transferred from GTC to BMI, identified in EXHIBIT B (including any replicates, progeny and unmodified derivatives thereof created by BMI from such material transferred to it by GTC).

2. FEES. BMI shall pay to GTC *...* United States dollars for each microbial, fungal or other organism used to produce the genomic sequence data in the GTC PathoGenome-TM- Database.

3. DELIVERY OF MATERIAL. Promptly upon receipt of a written request from BMI, GTC shall promptly provide BMI with the Material specified in such notice or a written explanation of why such Material is not available. Within thirty (30) days of receipt of such Material, BMI shall pay to GTC the amount as set forth above, so long as the Material is active when tested by BMI within 30 days following delivery.

4. OWNERSHIP: INVENTORSHIP. GTC retains all right and title in and to the Material. Nothing contained in this Agreement shall restrict GTC's rights to use or distribute the Material, retained by GTC, to other commercial or noncommercial entities. Inventions and ownership of inventions created through the use of the Material will be determined in the same manner as in the Collaboration and License Agreement.

5. USE OF MATERIAL. BMI agrees that the Material will be used only to the extent that BMI is permitted to use the GTC PathoGenome-TM- Database pursuant to the Collaboration and License Agreement and such use shall be subject to all restrictions on the use of the GTC PathoGenome-TM- Database under the Collaboration and License Agreement. BMI still further


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agrees that the Material will not be distributed or disclosed to any third party except to the extent that disclosure of the GTC PathoGenome-TM- Database is permitted under the Collaboration and License Agreement. BMI agrees to comply with all laws and regulations applicable to its handling and use.

6. ACKNOWLEDGMENT. BMI acknowledges that the Material is experimental in nature and may have hazardous properties.

7. CONFIDENTIALITY. BMI agrees that the Material shall be deemed to be Information (as defined in the Collaboration and License Agreement) subject to the restrictions contained in the Collaboration and License Agreement.

8. PUBLICATIONS. Notwithstanding BMI's confidentiality obligations under the Collaboration and License Agreement, BMI may publish scientific results of its research and work. Publication shall be subject to the same terms and conditions contained in the Collaboration and License Agreement.

9. NO TRANSFER OF RIGHTS. No right or license is granted under this Agreement by GTC to BMI either expressly or by implication, except those specifically set forth in the Collaboration and License Agreement. It is understood that any and all proprietary rights, including but not limited to patent rights, trademarks and trade secret rights, in and to the Material provided by GTC shall be and remain in GTC, subject to the rights granted in the Collaboration and License Agreement.

10. WARRANTY. BMI ACKNOWLEDGES THAT THE MATERIAL IS EXPERIMENTAL IN NATURE AND THAT IT IS PROVIDED WITHOUT WARRANTY OF ANY KIND, BY WAY OF EXAMPLE AND NOT LIMITATION, GTC MAKES NO REPRESENTATION OR WARRANTIES OF COMMERCIAL UTILITY, TITLE, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. GTC MAKES NO REPRESENTATIONS THAT THE USE OF THE MATERIAL WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER PROPERTY OR PROPRIETARY RIGHTS.

11. INDEMNIFICATION. Each party shall indemnify, defend and hold harmless the other party and its trustees, officers, employees, Affiliates (as defined in the Collaboration and License Agreement), and agents and their respective successors, heirs and assigns against any liability, damage, loss or expense (including reasonable attorney's fees and expenses of litigation) incurred by or imposed upon the party seeking indemnification in connection with any claims, suits, actions, demands or judgments arising out of BMI's use of the Materials except to the extent that any such losses, liabilities, damages and expenses (including attorney's fees and costs) are attributable to:

       (i) a violation of law, regulation or court order by the party seeking indemnification or its Affiliates;



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       (ii) a violation of any contractual or fiduciary duty (including misappropriation of trade secrets) owed by the party seeking indemnification or its Affiliates;

       (iii) any grossly negligent act or omission or intentional misconduct of the party seeking indemnification or its Affiliates;

       (iv) any breach of this Agreement or misrepresentation contained herein by the party seeking indemnification or its Affiliates; and/or

       (v) infringement by the party seeking indemnification or its Affiliates of any Third Party's (as defined in the Collaboration and License Agreement) patent rights, copyrights or other intellectual property rights.

12. TERMINATION BY EITHER PARTY WITHOUT CAUSE. This Agreement will continue until BMI is obligated under the terms of the Collaboration and License Agreement to return or destroy the information in the GTC PathoGenome-TM-Database to which the Material relates unless earlier terminated (i) by BMI, upon thirty (30) days prior written notice, with or without cause, or (ii) by GTC for breach of this Agreement that, where curable, is not cured within thirty
(30) days after written notice of such breach is delivered to BMI.

13. EFFECT OF TERMINATION OR EXPIRATION. Upon termination or expiration of this Agreement for any reason BMI shall immediately return to GTC or, at GTC's direction, destroy any and all unused Material and if instructed to destroy such Material will provide evidence documenting the manner of destruction to GTC. Upon termination or expiration of this Agreement all of BMI's rights to use the Material shall cease. Following termination or expiration, neither party shall have any further obligations under this Agreement, except that Sections 4, 7, 8, 9, 10, 11, and 15 shall survive and remain in force.

14. NOTICES. Any consent, notice or report required or permitted to be given under this Agreement by one of the parties hereto shall be in writing delivered by first class mail (or by any manner permitted under the Collaboration and License Agreement) addressed to

         If to GTC:                 Genome Therapeutics Corporation
                                    100 Beaver Street
                                    Waltham, Massachusetts  02453
                                    Attention:  President
                                    Telephone:  1-781-398-2300
                                    FAX:  1-781-893-8277

         with a copy to:            Palmer & Dodge LL
                                    One Beacon Street
                                    Boston, Massachusetts  02108
                                    Attention:  Marc A. Rubenstein, Esq.
                                    Telephone:  1-617-573-0100
                                    FAX:  1-617-227-4420



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         If to BMI:                 bioMerieux Incorporated
                                    595 Anglum Drive
                                    Hazelwood, Missouri 63042-2395
                                    Attention: President
                                    Telephone: 1-314-731-8500
                                    FAX: 1-314-731-8800

         with a copy to:            bioMerieux Incorporated,
                                    Legal Department
                                    595 Anglum Drive
                                    Hazelwood, Missouri 63042-2395
                                    Attention: General Counsel
                                    Telephone:  1-314-731-8500
                                    FAX:  1-314-731-8800

15. GOVERNING LAW. This Agreement shall be governed and construed under the laws of the Commonwealth of Massachusetts irrespective of any conflict of laws principles.

16. ENTIRE AGREEMENT. Subject to Section 17 hereof, this Agreement, together with the exhibits hereto, contains the entire understanding of the parties with respect to the subject matter hereof. This Agreement may not be assigned by any party without the prior written consent of the other party. This Agreement sets forth the entire understanding between the parties and cannot be changed or amended except by written agreement executed by the parties.

17. GOVERNING AGREEMENT. In the event of any inconsistencies between the terms of this Agreement and the Collaboration and License Agreement, the terms of the Collaboration and License Agreement will govern.

     IN WITNESS WHEREOF, GTC and BMI have caused this Agreement to be executed by their duly authorized representatives as of the last date written below.

GENOME THERAPEUTICS CORPORATION             BMI

By: ____________________________                     By:________________________

    ---------------------------                         ------------------------

Date:  _____________________                         Date:  ____________________




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EXHIBIT F - MILESTONES

         The following milestones shall be paid by BMI to GTC in relation to BMI
Products: (a) upon the First Commercial Sale *...* of a BMI Product *...*, BMI shall pay to GTC *...* and (b) BMI shall pay to GTC a one time payment of *...* United States dollars (*...*) for each BMI Blockbuster Product commercialized by BMI or its sublicensees.



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EXHIBIT G - ROYALTY RATES



------------------------------------------------------------------------------
BMI Product *...*                         *...*

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
BMI Product *...*                         *...*

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
BMI Blockbuster Product                   *...*

-------------------------------------------------------------------------------







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EXHIBIT H - ARBITRATION PROCEDURES

     The parties recognize that a bona fide dispute as to certain matters may from time to time arise during the term of the Agreement. In the event of the occurrence of any dispute, controversy or claim arising out of or relating to the validity, construction, enforceability or performance of the Agreement, including disputes relating to an alleged breach or termination of the Agreement, it shall be settled by binding Alternative Dispute Resolution ("ADR") in the manner set forth below; PROVIDED, HOWEVER, that the neutral referred to below shall give effect to the provisions of the Agreement and shall not adjust, modify or change the effects of termination as set forth in the Agreement.

     (a) If a party intends to begin an ADR to resolve a dispute, such party shall provide written notice (the "ADR Request") by certified or registered mail or properly documented overnight delivery to the other party informing such other party of such intention and the issues to be resolved. The notice shall explain the nature of the complaint and refer to the relevant sections of the Agreement upon which the complaint is based. The complaining party shall also set forth a proposed solution to the problem, including a suggested time frame within which the parties must act.

     (b) The non-complaining party must respond in writing within *...* days of receiving notice with an explanation, including references to the relevant provisions of the Agreement and a response to the proposed solution and suggested time frame for action. The non-complaining party may add additional issues to be resolved.

         (c) Within *...* days of receipt of the response from the non-complaining party, the parties shall meet and discuss options for resolving the dispute. The complaining party must initiate the scheduling of this resolution meeting. Each party shall make available appropriate personnel to meet and confer with the other party within the *...* day period following the complaining party's receipt of the response by the non-complaining party.

     (d) Any and all disputes that cannot be resolved pursuant to Paragraphs
(a), (b) and (c) shall be submitted to a neutral who shall be selected by mutual agreement of the parties. If the parties are unable to agree upon a neutral, then the neutral shall be selected in accordance with the procedures of the American Arbitration Association. The neutral shall be an individual who shall preside over and resolve any disputes between the parties. The neutral selected shall be a former judge of a state or federal court and shall not be a current or former employee, director or shareholder of, or otherwise have any current or previous relationship with, either party or its respective Affiliates. The ADR shall be conducted in accordance with the rules of the American Arbitration Association then in effect, subject to the time periods and other provisions of this Exhibit or as otherwise set forth in the Agreement.

     (e) Consistent with the time schedule established pursuant to Paragraphs
(f) and (g) the neutral shall hold a hearing to resolve each of the issues identified by the parties and shall render the award as expeditiously as possible but in no event more than *...* days after the close of hearings.



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In making the award, the neutral shall rule on each disputed issue and the award shall be based on, in whole or in part, the proposed ruling of one of the parties on each disputed issue.

     (f) During the meeting referred to in Paragraph (c), the parties shall negotiate in good faith the scope and schedule of discovery, relating to depositions, document production and other discovery devices, taking into account the nature of the dispute submitted for resolution. If the parties are unable to reach agreement as to the scope and schedule of discovery, the neutral may order such discovery as he deems necessary. To the extent practicable taking into account the nature of the dispute submitted for resolution, such discovery shall be completed within *...* days from the date of the selection of the neutral. At the hearing, which shall commence within *...* days after completion of discovery unless the neutral otherwise orders, the parties may present testimony (either live witness or deposition), subject to cross-examination, and documentary evidence. To the extent practicable taking into account the nature of the dispute submitted for resolution and the availability of the neutral, the hearing shall be conducted over a period not to exceed *...* consecutive business days, with each party entitled to approximately half of the allotted time unless otherwise ordered by the neutral. The hearing shall be conducted in Boston, Massachusetts. Each party shall have sole discretion with regard to the admissibility of any evidence and all other matters relating to the conduct of the hearing. The neutral shall, in rendering his decision, apply the substantive law of the Commonwealth of Massachusetts. The decision of the neutral shall be final and not appealable, except in the case of fraud or bad faith on the part of the neutral or any party to the ADR proceeding in connection with the conduct of such proceedings.

     (g) At least *...* business days prior to the date set for the hearing, each party shall submit to each other party and the neutral a list of all documents on which such party intends to rely in any oral or written presentation to the neutral and a list of all witnesses, if any, such party intends to call at such hearing and a brief summary of each witness' testimony. At least five (5) business days prior to the hearing, each party must submit to the neutral and serve on each other party a proposed findings of fact and conclusions of law on each issue to be resolved. Following the close of hearings, the parties shall each submit such post-hearing briefs to the neutral addressing the evidence and issues to be resolved as may be required or permitted by the neutral.

     (h) Except as otherwise set forth herein, the neutral shall determine the proportion in which the parties shall pay the costs and fees of the ADR, except that each party shall pay its own costs (including, without limitation, reasonable attorney's fees) and expenses in connection with such ADR; PROVIDED, HOWEVER, that if the neutral determines that the action of any party was arbitrary, frivolous or in bad faith, the neutral may award such costs and expenses to the prevailing party.

     (i) The ADR proceedings shall be confidential and, except as required by law, neither party shall make (or instruct the neutral to make) any public announcement with respect to the proceedings or decision of the neutral without the prior written consent of the other party. The existence of any dispute submitted to ADR, and the award of the neutral, shall be kept in confidence by the parties and the neutral, except as required in connection with the enforcement of such award or as otherwise required by applicable law.

                      * Confidential Treatment Requested

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

     (j) For the purposes of these arbitration provisions, the parties acknowledge their diversity and agree to accept the jurisdiction of the Federal District Court in Boston, Massachusetts for the purposes of enforcing awards entered pursuant to these arbitration provisions and for enforcing the agreements reflected in this Paragraph (j).

     (k) Nothing contained herein shall be construed to permit the neutral or any court or any other forum to award punitive, exemplary or any similar damages. By entering into the Agreement and exercising their rights to arbitrate, the parties expressly waive any claim for punitive, exemplary or any similar damages. The only damages recoverable under this Agreement are compensatory damages.

     (l) The procedures specified herein shall be the sole and exclusive procedures for the resolution of disputes between the parties which are expressly identified for resolution in accordance with these arbitration provisions.


                      * Confidential Treatment Requested


                                       H-3